Exhibit (a)(1)(xi)

PRESS RELEASE

Fintech Telecom and Affiliates Commence Tender Offer for Class B Shares and ADSs of Telecom Argentina

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New York, NY, September 15, 2016 — Fintech Telecom, LLC (“Fintech Telecom”) announced today that, along with its affiliates Fintech Advisory Inc. and David Martínez, it has commenced a previously announced all-cash tender offer in the U.S. (the “U.S. Offer”) for all outstanding Class B Shares held by U.S. holders and all outstanding American depositary shares (“ADSs”) of Telecom Argentina S.A. (“Telecom Argentina”) for U.S.$3.925 per Class B Share and U.S.$19.625 per ADS, without interest and less applicable withholding taxes, fees and paid distributions.

The terms and conditions of the U.S. Offer are described in the U.S. Offer to Purchase, the Letter of Transmittal and related documents filed by Fintech Telecom and its affiliates with the United States Securities and Exchange Commission (“SEC”) today, September 15, 2016.

Simultaneously with the U.S. Offer, Fintech Telecom is making an offer (the “Argentine Offer,” and together with the U.S. Offer, the “Offers”), in accordance with the tender offer rules of the Republic of Argentina, to purchase all outstanding Class B Shares of Telecom Argentina not owned by Fintech or its affiliates, for the same price and on substantially the same terms as the U.S. Offer (except that tendering holders in the Argentine Offer will be paid in Argentine pesos).

The U.S. Offer will expire at 5:00 p.m., New York City time on October 21, 2016, unless the offer period is extended by Fintech Telecom.

Additional Information

This press release is for informational purposes only and does not constitute an offer to buy or a solicitation of an offer to sell any securities of TEO. Complete terms and conditions of the U.S. Offer are set forth in the U.S. Offer to Purchase, Letter of Transmittal and other related materials that were filed by the Bidders with the SEC today. In addition, Telecom Argentina is required to file a Solicitation/Recommendation Statement on Schedule 14D-9 and 13E-3 with the SEC relating to the U.S. Offer. Copies of the U.S. Offer to Purchase, Letter of Transmittal and other related materials are available free of charge from D.F. King & Co., Inc., the U.S. information agent for the U.S. Offer, toll free at (866) 721-1211, or for bankers and brokers, at (212) 269-5550 or via email at teco@dfking.com. The receiving agent in the U.S. for purposes of the U.S. Offer is Computershare, Inc.

For further information please contact:

Julio R. Rodriguez, Jr.

Fintech Telecom, LLC

375 Park Avenue, 38th Floor

New York, New York 10152

Telephone: (212) 593-4500